Exhibit 10.2

LEASE

by and between

BTI 199-201 RIVERNECK, L.P.,

a Delaware limited partnership

as Landlord

and

MERCURY COMPUTER SYSTEMS INC.,

as Tenant

With respect to property

located at 199 and 201 Riverneck Road,

Chelmsford, Massachusetts

April 20, 2007

(i)

6.5	No Accord and Satisfaction	36
6.6	Cumulative Remedies	36
6.7	Landlord’s Right to Self-Help	36
Article VII	HOLDING OVER	37
Article VIII	RIGHTS OF MORTGAGEE	37
8.1	Definition of Mortgage	37
8.2	Lease Subordinate	37
8.3	Tenant Claims	38
Article IX	LIMITATIONS OF LANDLORD’S LIABILITY	38
9.1	Limitation	38
9.2	Sale of Property	38
9.3	No Personal Liability	39
9.4	Limitation on Damages	39
Article X	GENERAL PROVISIONS	39
10.1	Landlord’s Covenant of Quiet Enjoyment; Title	39
10.2	No Partnership or Joint Venture	39
10.3	Brokerage	39
10.4	Estoppel Certificate	39
10.5	Prevailing Party	40
10.6	Notice	41
10.7	Recording	41
10.8	Partial Invalidity	42
10.9	Gender	42
10.10	Bind and Inure	42
10.11	Entire Agreement	42
10.12	Applicable Law	42
10.13	Headings	42
10.14	Not An Offer	42
10.15	Time Is of the Essence	42
10.16	Multiple Counterparts	42
10.17	Waiver of Jury Trial	42
10.18	Bankruptcy	42
10.19	Authority	43
10.20	No Easement for Light, Air or View	43
10.21	Obligations Joint and Several	43
Article XI	DEVELOPMENT PARCEL PROVISIONS	43
11.1	Right of First Offer	43
11.2	Development Parcel Restrictions	44
Article XII	DEPOSIT	45

(ii)

LEASE

Article I REFERENCE DATA

1.1 Subjects Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the following data.

DATE:	April 20, 2007

LANDLORD:	BTI 199-201 RIVERNECK, L.P., a Delaware limited liability company

TENANT:	Mercury Computer Systems Inc., a Massachusetts corporation

LAND:	Those certain parcels of land in Chelmsford, Middlesex County, Massachusetts, as more particularly described in Exhibit A attached hereto and made a part hereof, commonly known as and numbered 199 and 201 Riverneck Road, together with any rights appurtenant thereto.

BUILDINGS:	The existing buildings together with all fixtures and building systems located on or in the buildings not owned by Tenant located on the Land.

PREMISES:	The Land, the Buildings and the other improvements now or hereafter located thereon.

RENTABLE AREA OF BUILDINGS:	Agreed to be 185,327 square feet

COMMENCEMENT DATE:	April 20, 2007

TERM:	Commencing on the Commencement Date and expiring at the close of the day on April 30, 2017, as it may be extended as provided herein

BASE RENT:	Annual Base Rent for the Premises shall be $1,945,933.50 per annum, $162,161.13 per month ($10.50 per square foot of Rentable Area) for Lease Years one through five and $2,140,526.85 per annum, $178,377.24 per month ($11.55 per square foot of Rentable Area) for Lease Years six through ten.

DEPOSIT	Three Million Dollars ($3,000,000.00) in the form of a letter of credit as provided in Article 12

LEASE YEAR:	Means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, or, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell (provided, however, that the last Lease Year of the Lease Term hereof shall end on the date on which the Lease Term ends)

PERMITTED USES	See Section 4.1.

1.2 Exhibits. The exhibits listed below are attached hereto and incorporated in this Lease by reference and are to be construed as a part of this Lease:

Exhibit A:	Legal Description

Exhibit B:	Repair Items

Exhibit C:	Tenant’s Insurance Certificates

Exhibit D:	Landlord’s Insurance Certificates

Exhibit E:	Form of Subordination, Nondisturbance and Attornment Agreement

Exhibit F:	Form of Notice of Lease

Article II PREMISES AND TERM

2.1 Premises and Term. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises hereunder for the Term, unless sooner terminated as provided herein.

2.2 Acceptance of Premises. Tenant and Landlord acknowledge: that Landlord has acquired the fee interest in the Premises from two (2) wholly-owned subsidiaries of Tenant as of the date hereof; that prior to the date hereof, Tenant was and that Tenant currently remains in possession of the Premises; that Tenant and Landlord have examined the Premises and are familiar with the physical condition of the Premises; that Tenant is leasing the same in “as is” condition; that the Premises were in satisfactory condition on the Commencement Date with the exception of the items (the “Repair Items”) listed on Exhibit B attached hereto and made a part hereof; that Tenant shall complete the Repair Items in a commercially reasonable manner at its sole cost and expense within the time period specified in Exhibit B; that no promise has been made by Landlord or by Tenant to alter, remodel or improve the Premises and no representation respecting the condition of the Premises has been made by Landlord or by Tenant. Notwithstanding the foregoing, nothing herein is intended to limit Tenant’s obligation to comply with all Legal Requirements applicable to Tenant’s use, operation, or occupancy of the Premises as specified in Section 4.4.1 below. Without in any way limiting the generality of the foregoing, in entering into this Lease and leasing the Premises, Tenant and Landlord hereby acknowledge that the parties have not made, do not hereby make and will not hereafter make any representations or warranties or guarantees, whether express or implied, with respect to the Premises or the physical condition thereof as of the Commencement Date, including, without limitation:

(a) the quality, nature, adequacy and physical condition of the Premises; or

(b) the quality, nature, adequacy and physical condition of soils, geology and groundwater; or

(c) the existence, quality, nature, adequacy and physical condition of utilities servicing the Premises; or

(d) the development potential of the Premises, and the Premises’ use, habitability, merchantability, fitness, suitability, value or adequacy for any particular purpose; or

(e) the zoning or other legal status of the Premises or any other public or private restrictions on the use of the Premises; or

(f) the compliance of the Premises or its operation with any applicable codes and laws or with the restrictions of any governmental or quasi governmental entity or of any other person or entity; or

(g) the presence of Hazardous Materials (as hereinafter defined) on, under, in or about the Premises or the adjoining or neighboring property or the existence of any underground tanks, containers or conduits in, on or about the Premises. For the purposes of this Lease, “Hazardous Materials” shall mean and include those substances defined in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation, or ordinance, pollutants of contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants or pollutants as defined or described in any of the Environmental Laws. As used in this Lease, “Environmental Laws” means all federal, state and local environmental laws, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, and all state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States; or

(h) the condition of title of the Premises; or

(i) access rights to and from the Premises; or

(j) the economics of the operation of the Premises; or

(k) the quality of any labor and materials used in any improvements on the Premises.

2.3 Options to Extend.

(a) Provided that, at the time of each such exercise, (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (either at the time of exercise or at the commencement of an Extended Term) (any of which conditions described in clauses (i) and (ii) may be waived by Landlord at any time), Tenant shall have the right and option to extend the Term of this Lease for two (2) extended terms (each, an “Extended Term”) of five (5) years each by giving written notice (the “Extension Notice”) to Landlord not later than fifteen (15) months prior to the expiration date of the initial Term or the first Extended Term, as applicable. The effective giving of an Extension Notice shall automatically extend the Term of this Lease for the applicable Extended Term (provided no Event of Default shall have occurred and be continuing either on the date of the Extension Notice or at the commencement of an Extended Term), and no instrument of renewal or extension need be executed. Upon determination of Fair Market Rental Value (as hereinafter defined), Landlord and Tenant shall enter into an agreement setting forth the Extended Term, new Termination Date, new Base Rent rate and any such other terms agreed to by Landlord and Tenant. In the event that Tenant fails timely to give an Extension Notice to Landlord, this Lease shall automatically terminate at the end of the Term, and Tenant shall have no further option to extend the Term of this Lease. Each

Extended Term shall commence on the day immediately succeeding the expiration date of the Term or first Extended Term, as the case may be, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term. The Extended Terms shall be on all the terms and conditions of this Lease, and all references in this Lease to the Term shall be deemed to include each Extended Term, except: (i) during the second Extended Term, Tenant shall have no further option to extend the Term, and (ii) the Base Rent for each Extended Term shall be equal to the Fair Market Rental Value of the Premises as of the commencement of such Extended Term, taking into account all relevant factors, determined pursuant to paragraph (b) below.

(b) Within thirty (30) days after receiving an Extension Notice extending the Term of this Lease pursuant to paragraph (a) above, Landlord shall provide written notice to Tenant (the “Rent Notice”) setting forth Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the upcoming Extended Term based upon rents being paid by tenants entering into leases for space similar in size, build-out and condition, amenities, build-out allowance (or lack thereof), and term in the Interstate 495-north suburban area (Acton, Andover, Boxborough, Carlisle, Chelmsford, Dracut, Lawrence, Littleton, Lowell, Methuen, North Andover, Tewksbury, Tyngsborough, and Westford) (the “I-495 North Market Area”). If Tenant disputes Landlord’s estimate of the Fair Market Rental Value as set forth in the Rent Notice, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of the Rent Notice to Tenant (the “Negotiation Period”), then Tenant may elect to rescind its election to extend the Term by written notice (the “Rescission Notice”) within ten (10) Business Days after the expiration of the Negotiation Period (the “Rescission Period”). In the event Tenant fails to provide Landlord with a Rescission Notice, the Fair Market Rental Value of the Premises shall be determined by arbitration as specified below. Within fifteen (15) Business Days after the expiration of the Rescission Period, both parties shall (i) appoint its own arbitrator by notifying the other party of its arbitrator, and (ii) Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rental Value. If the higher of such estimates is not more than one hundred five percent (105%) of the lower of such estimates, then the Fair Market Rental Value shall be the average of the two estimates. If either party shall fail to identify an arbitrator or submit its sealed estimate within such fifteen (15) Business Day period after the expiration of the Rescission Period, and such failure shall continue for an additional ten (10) Business Days after written notice from the other party, the Fair Market Rental Value of the Premises shall be determined by the arbitrator appointed by the non-defaulting party. If both arbitrators shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) Business Days after the date both arbitrators have been selected, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either party or its arbitrator may, on behalf of both parties, request such appointment by the Boston office of The American Arbitration Association, or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. Within fifteen (15) days after the appointment of the third arbitrator, the three arbitrators shall determine the Fair Market Rental Value of the Premises and give notice thereof to the parties hereto, and the arbitrators’ determination shall be binding upon the parties; provided, however, that in determining the Fair Market Rental Value, the arbitrators shall be required to select either Landlord’s determination of Fair Market Rental Value or Tenant’s determination of Fair Market

Rental Value, and in no event shall the arbitrators have the right (i) to average the final determination of Fair Market Rental Value of Landlord and Tenant, or (ii) to choose another number. All arbitrators shall be appraisers or other qualified real estate professionals who are independent from the parties who have had at least ten (10) years commercial real estate experience in the I-495 North Market Area. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.

(c) Landlord shall have no obligation to make any improvements, decorations or alterations to the Premises, other than Landlord’s existing obligations under this Lease, and Tenant shall accept the Premises in their then current “as-is” condition as of the commencement of each Extended Term.

(d) Any termination, cancellation or surrender of this Lease shall terminate the extension options with respect to the portion of the Premises for which this Lease is terminated, canceled or surrendered.

(e) Time shall be of the essence with respect to the exercise by Tenant of its rights under the extension options granted in this Section 2.3.

Article III RENT; CERTAIN OPERATING COSTS; REPAIR AND MAINTENANCE

3.1 Base Rent; Additional Rent. Base Rent at the rates set forth in Section 1.1 shall be payable in advance on the first day of each calendar month during the Term to Landlord without setoff or deduction (except as otherwise expressly provided herein) at the address set forth herein for notices or such other address as Landlord may thereafter specify by notice to Tenant. Base Rent for any partial month at the beginning or end of the Term shall be pro rated. Base Rent payable for any partial month at the beginning of the Term shall be paid on the Commencement Date. All amounts payable by Tenant to Landlord under this Lease other than Base Rent shall constitute “Additional Rent” and shall be paid without setoff or deduction (except as otherwise expressly provided herein). “Rent” shall mean Base Rent and Additional Rent. It is the intention of the parties that, to the full extent permitted by law, Tenant’s covenant to pay Rent shall be independent of all other covenants contained in this Lease.

3.2 Late Payments.

3.2.1 Interest. If Tenant fails to make any payment of Rent within five (5) Business Days following the date due more than once in any twelve (12) month period, then at Landlord’s option, in addition to all other rights and remedies of Landlord, Tenant shall pay upon demand to Landlord as Additional Rent interest thereon at an annual rate equal to the so-called “Prime Rate” in effect at Bank of America (or its successor) from time to time plus two percent (2%) (the “Default Rate”).

3.2.2 Late Charge. In addition to any interest due on overdue Rent pursuant to Subsection 3.2.1, if any payment of Base Rent or regularly scheduled payment of Additional Rent is not paid within five (5) Business Days after the date due more than once in any twelve (12) month period, such late payment shall be subject to a charge equal to two percent (2%) of such late payment.

3.3 Real Estate Taxes.

3.3.1 Tax Year and Taxes. “Tax Year” shall mean a twelve-month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean all ad valorem real estate taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Premises as it may be constituted from time to time or any portion thereof, including any penalties and interest charged as a result of Tenant’s failure to pay Taxes on a timely basis, but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined (Landlord hereby agreeing to elect to pay any such assessments over the maximum period of time allowed by law). There shall be excluded from Taxes all income, estate, succession, exercise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall (a) in whole or in part be substituted for such ad valorem tax or (b) be imposed solely on or with respect to real property or the income generated thereby, and, in either case, be levied against, or be payable by, Landlord with respect to the Premises or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article. Tenant shall pay directly to the authority charged with collection thereof all Taxes prior to the date such Taxes would become delinquent. Landlord agrees to endeavor to deliver copies of all tax bills to Tenant as soon as possible upon receipt, and shall deliver such copies to Tenant within ten (10) days of Landlord’s receipt of such tax bills.

3.3.2 Failure to Pay. In the event Tenant fails to pay Taxes on a timely basis more than once during the Term of this Lease, and except to the extent that any such failure to timely pay Taxes arises due to Landlord’s failure to timely forward any tax bills to Tenant, or if Tenant fails to make any payment of overdue Taxes within ten (10) days after having received written notice from Landlord that such Taxes are overdue, Landlord may thereafter elect, in its sole discretion, to collect from Tenant on a monthly basis any amounts due for Taxes and pay such amounts. Upon notice from Landlord thereof, and on the first day of each month of the Term thereafter, Tenant covenants and agrees to deposit with Landlord’s managing agent (or such other party as Landlord may hereafter designate in writing from time to time) (“Escrow Agent”) at the same place it pays Rent a sum equal to one-twelfth of the total Taxes for the last ascertainable year (which amount so deposited shall change as the amount of Taxes for the last ascertainable year changes) on the Premises unless said taxes are based upon assessments which exclude the improvements or any part thereof, in which event the amount of such deposits shall be based upon Landlord’s reasonable estimate as to the amount of Taxes to be levied and assessed. Such deposits are to be held by Escrow Agent without any allowance of interest and are to be used for the payment of Taxes on the Premises which accrue during the Term when they become due. If the funds so deposited are insufficient to pay any such Taxes for any year (including all or a portion of the last Lease Year of the Term) when the same shall become due and payable, Tenant shall, within ten (10) days after receipt of demand therefor from Landlord, deposit with Escrow Agent such additional funds as may be necessary to pay such Taxes in full. Without limitation of any other obligations of Tenant which survive the end of the Term, the obligation of Tenant to pay Taxes as stated aforesaid shall survive the expiration of the Term. If the funds so deposited exceed the amount required to pay such Taxes for any year, the excess shall be applied toward a subsequent deposit or deposits due from Tenant or at the end of the Term refunded to Tenant after payment of all Taxes which accrued during the Term have been paid.

3.3.3 Evidence of Payment. In the event Tenant is not required to make deposits with Managing Agent in accordance with Subsection 3.3.2 hereinabove, Tenant shall provide Landlord evidence that such Taxes have been paid on or before thirty (30) days after the same are due and payable.

3.3.4 Abatement. If Tenant shall deem itself aggrieved by any such tax or charge and shall elect to contest the payment thereof, Tenant, at its sole cost and expense, shall be entitled to seek an abatement from time to time of such Taxes and Landlord shall, upon Tenant’s written request, reasonably cooperate with Tenant in connection therewith, provided that Tenant shall reimburse Landlord for its out of pocket costs therefor. If Tenant files an abatement application, Tenant shall (i) promptly provide a copy thereof to Landlord, (ii) diligently pursue such application, (iii) keep Landlord informed of the status thereof in writing, (iv) with respect to claims relating to a Tax Year which falls entirely or partially within the last three (3) Lease Years of the Term, not settle any such claim thereof without the prior, written approval of Landlord (which may be withheld in Landlord’s sole but reasonable discretion, provided that Landlord shall not withhold consent if the settlement does not establish the amount of Taxes for any period of time subsequent to the expiration of the Term of the Lease), and (v) not dismiss such claim (other than in connection with a settlement which must first be approved by Landlord where required under the preceding clause) without first giving Landlord at least thirty (30) days’ prior written notice and opportunity to assume the prosecution of such claim. Landlord shall have the right at its own cost and expense to file an application for abatement of Taxes only if either (a) at least thirty (30) days prior to the last day for filing an application for abatement of real estate or personal property taxes for any year, Landlord shall give Tenant notice that it desires to file an application for abatement and at least ten (10) days prior to the last day for filing such application Tenant has not given Landlord notice that it shall file such application, or (b) the abatement relates to a Tax Year that falls entirely or partially within or after the one (1) year period immediately preceding the expiration of the Term of the Lease and Tenant has not furnished a timely and effective Extension Notice. Both Landlord and Tenant shall reasonably cooperate with the moving party in prosecuting any abatement. Any Taxes that are refunded, reimbursed or abated for any Tax Year shall belong to Tenant, provided that in no event shall Tenant be entitled to receive more than the payments made by Tenant on account of Taxes for such Tax Year. If Landlord receives any refund, reimbursement or abatement of Taxes or sum in lieu thereof with respect to any Tax Year, then Landlord shall pay all such funds to Tenant after deducting from the balance thereof Landlord’s reasonable out-of-pocket fees for consultants and attorneys and all other reasonable out-of-pocket costs incurred by Landlord in obtaining such refund, reimbursement or abatement.

3.4 Landlord’s Operating Costs. “Landlord’s Operating Costs” shall mean the costs and expenses incurred by Landlord in accordance with sound management practice in connection with the management, maintenance, repair, replacement and operation of the Premises, including, without limitation, amounts paid or incurred for:

(1) Maintaining, repairing and or replacing the roof and structural elements of the Buildings and otherwise performing obligations under Subsections 3.8.1 or 3.8.2;

(2) Premiums for insurance required or permitted to be carried by Landlord hereunder (including, without limitation, all-risk commercial property, rental value, and liability insurance), and permitted deductible amounts thereunder, but subject to the limitations specified in Subsection 3.6.2;

(3) a management fee to a property manager (“Manager”) not in excess of three percent (3%) of gross income from the Premises, it being agreed that management may be provided by Landlord, or an affiliate thereof; provided, however, that any fees paid to Landlord or its affiliate who is engaged as the Manager do not exceed commercially reasonable amounts charged for management of comparable facilities; and

(4) payments under service contracts for any of the foregoing.

If Landlord installs a new or replacement capital item (i) in order to comply with a legal requirement or interpretation thereof first arising after the date of this Lease, or (ii) for the purposes of reducing Landlord’s Operating Costs, or (iii) in compliance with Landlord’s obligations under Section 3.8, the cost thereof as reasonably amortized by Landlord over the useful life of the item (provided that the cost of any replacement of the Trane unit on the roof of building #199 within the first five (5) Lease Years shall be amortized over the balance of the remaining portion of the Term) together with interest at the rate of interest actually charged to Landlord for borrowing funds to finance such item, (or the prevailing market interest rate Landlord reasonably determines would have been charged if Landlord does not finance such item) on the unamortized amount, shall be included in Landlord’s Operating Costs, except that the amortized amount of any capital expense for the purpose of reducing Landlord’s Operating Costs shall be limited by the amount of actual savings achieved each year. If Landlord leases any items of capital equipment which is intended to reduce expenses which would otherwise be included in Landlord’s Operating Costs, or is for the purpose of complying with a legal requirement or interpretation thereof first arising after the date of this Lease, then the rentals and other costs paid pursuant to such leasing shall be included in Landlord’s Operating Costs for the year in which they were incurred, except that the rentals and other costs incurred for the purpose of reducing Landlord’s Operating Costs shall be limited by the amount of actual savings achieved each year.

Landlord’s Operating Costs shall exclude the following:

(1) Taxes;

(2) the interest and amortization on mortgages for the Buildings and the Landlord or leasehold interests therein;

(3) ground rent; depreciation on the Buildings or equipment or systems therein;

(4) costs in connection with leasing, releasing, or subleasing space at the Buildings (including but not limited to legal fees and brokerage commissions);

(5) costs incurred in connection with the sale, financing or refinancing of the Buildings and/or the Land;

(6) the cost of repairs or other work to the extent Landlord has the right to be reimbursed by insurance or condemnation proceeds or by any other third party or any tenant (including Tenant);

(7) costs incurred in enforcing leases against other tenants;

(8) the cost of special services rendered to tenants (including Tenant) for which a special charge is made.

(9) Salaries or benefits for Landlord’s executives and employees above the level of building manager;

(10) Capital expenditures except as expressly provided above;

(11) Advertising and promotional expenditures;

(12) Bad debt loss, rent loss, or reserves of any kind;

(13) Costs of fines or penalties incurred by Landlord due to violations of or non-compliance with any applicable legal requirements, unless such violation or non-compliance was caused by Tenant;

(14) Costs incurred in the removal, abatement or other treatment of underground storage tanks or Hazardous Materials present in the Buildings or on the Premises;

(15) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Buildings, including, without limitation, accounting and legal expenses, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Buildings, costs of any disputes between Landlord and its employees, or building managers;

(16) Landlord’s general overhead and administrative expenses; and

(17) Expenses for any item or service which Tenant pays in full directly to a third party or separately pays in full to Landlord.

3.5 Payment of Landlord’s Operating Costs. Tenant shall pay to Landlord, as Additional Rent, all of Landlord’s Operating Costs attributable to the Term of this Lease, as set forth herein. With respect to each calendar year or fraction thereof during the Term, Tenant shall pay, as Additional Rent, on the first day of each month of such calendar year and each ensuing calendar year thereafter, estimated monthly payments (hereafter, “Estimated Monthly Expense Payments”) of Landlord’s Operating Costs for which Tenant will be liable, equal to 1/12th of Landlord’s estimate of Landlord’s Operating Costs for the respective calendar year. The Estimated Monthly Expense Payment during the first calendar year of the Lease Term shall be equal to $4,578.70, with the first Estimated Monthly Expense Payment due on the Commencement Date. Within one hundred twenty (120) days after the end of each calendar year ending during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail in accordance with generally accepted accounting practices and in form reasonably acceptable to Tenant, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Costs. The calculation of Landlord’s Operating Costs reflected in the Landlord’s Statement shall be binding upon Landlord. Tenant shall pay an appropriate additional payment (or credit by Landlord against Tenant’s future payments of Landlord’s Operating Costs or, if at expiration of the Term, promptly refunded to Tenant) reconciling the Estimated Monthly Expense Payments collected during the preceding calendar year with the actual outlay of Landlord’s Operating Costs within thirty (30) days after Landlord’s Statement is delivered to Tenant. Landlord may reasonably adjust the Estimated Monthly Expense Payments from time to time and at any time during a calendar year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord’s written notice thereof (provided it receives at least thirty (30) days’ advance notice), the adjusted Estimated Monthly Expense Payment.

Landlord agrees to make its books and records relating to Landlord’s Operating Costs available for examination during normal business hours upon reasonable notice by Tenant and its representatives; provided that any such examination shall be at Tenant’s sole cost and expense and shall be conducted with respect to any particular fiscal year pursuant to a notice sent by Tenant not later than sixty (60) days following delivery of Landlord’s Statement with respect to such fiscal year; provided further, that if the examination discloses an overcharge to Tenant, Landlord shall promptly rebate the same to Tenant, and, if the overcharge exceeds five percent (5%), with interest at the Default Rate. If Tenant fails to notify Landlord of its desire to conduct such an examination within such sixty (60) day period or after such notice, fails to commence an audit within an additional period of sixty (60) days, then the calculation of Landlord’s Operating Costs reflected in the Landlord’s Statement shall be final and conclusive for all purposes and Tenant shall be deemed to have waived any rights under this Lease, at law or in equity, to contest the same. Tenant agrees to use commercially reasonable efforts to complete any audit within ninety (90) days after having commenced the audit, and in any event will complete the same within one hundred twenty (120) days after commencement provided that Tenant shall have been given reasonable access to Landlord’s books and records during such time period. Also, if the examination discloses a discrepancy which the parties agree (or a court of competent jurisdiction determines) involves an overcharge to Tenant of more than five (5%) percent, Landlord shall pay the reasonable expenses incurred by Tenant for such audit. Tenant’s audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s audit or the amount of any refund received by Tenant, and who is not affiliated with Tenant, except to the extent that such accountant has been engaged by Tenant to conduct Tenant’s audit or is an employee of Tenant. A complete copy of any report delivered to Tenant by the auditor concerning the results of Tenant’s audit shall be delivered to Landlord within thirty (30) days after Tenant’s receipt of such report.

3.6 Insurance.

3.6.1 Tenant’s Insurance. Tenant shall maintain in full force from the Commencement Date and thereafter throughout the Term the following types of insurance:

(a) Commercial general liability insurance under which Tenant is the named insured and Landlord and any Mortgagee (as defined in Section 8.1 below) (provided that Landlord has identified such Mortgagee by notice to Tenant) are named as additional insureds with respect to their vicarious liability for covered claims arising from Tenant’s use or occupancy of the Premises, and under which the insurer provides a contractual liability endorsement, and such coverage shall be written on an occurrence basis, with a minimum combined single limit of liability (alone or in combination with excess or umbrella liability coverage) of not less than Five Million Dollars ($5,000,000.00);

(b) Commercial property insurance, including sprinkler leakages, vandalism, and malicious mischief and plate glass damage covering all the items specified as Tenant’s property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations and additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant (but only to the extent said alterations, additions, partitions, fixtures or leasehold improvements are required to be removed by Tenant at the expiration or sooner termination of this Lease in accordance with the provisions herein) in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form satisfactory to Landlord in its reasonable discretion;

(c) Worker’s compensation and occupational disease insurance with statutory limits, provided that Tenant may self-insure for such purposes to the extent permitted by Legal Requirements; and

(d) Loss of use insurance which shall insure the Landlord against loss of use of the Premises due to fire or other hazards, however caused; and

(e) any other form or forms of insurance as Landlord may reasonably require from time to time (other than insurance that Landlord is required to maintain) in amounts and for insurable risks (on commercially reasonable terms)

against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the I-495 North Market Area require their tenants to carry such other form(s) of insurance.

In addition, during the performance of any construction by Tenant on the Premises, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause the general contractor performing the work under any contract costing in excess of One Hundred Thousand Dollars ($100,000.00) to carry: (a) Workers’ compensation and occupational disease insurance in statutory amounts; (b) employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00); (c) commercial general liability insurance, including personal injury and property damage, on an occurrence basis in the amount of a combined single limit of not less than One Million Dollars ($1,000,000.00) for each occurrence; and (d) all risk installation floater insurance (on the complete value/full coverage form) to protect Landlord’s interest and that of Tenant, contractors and subcontractors during the course of the construction, with limits of not less than the total replacement cost of the completed improvements under construction. Such contractor insurance policies shall be endorsed to include Landlord and any Mortgagee (provided that Landlord has identified such Mortgagee by notice to Tenant) as additional insureds.

Each policy of insurance required under this Subsection 3.6.1 shall be issued by companies acceptable to Landlord in the Landlord’s reasonable discretion and licensed to do business in the Commonwealth of Massachusetts, and shall be noncancellable with respect to Landlord and any Mortgagee (provided that Landlord has identified such Mortgagee by notice to Tenant), without thirty (30) days’ prior notice to Landlord and such Mortgagee. Tenant shall, following Landlord’s written request therefor, deliver to Landlord and any Mortgagee (provided that Landlord has identified such Mortgagee by notice to Tenant) certificate(s) of insurance evidencing the coverage required hereunder. Landlord acknowledges and agrees that the insurance coverages reflected in the Tenant’s Certificates of Insurance attached hereto as Exhibit C are in compliance with the requirements of this Lease as of the Commencement Date. Notwithstanding anything to the contrary hereinabove contained, Tenant may, at its option, include any of the insurance coverage hereinabove set forth in general or blanket policies of insurance, and the coverage afforded may be effected by any combination of basic, excess or umbrella coverage; provided that as to property insurance, any blanket policy shall include an agreed amount clause or its equivalent. Any insurance policy which Tenant is required to maintain under this Lease may have a maximum deductible of no more than $100,000.00. Tenant will be responsible to bear the deductible portion of any claims or losses.

3.6.2 Landlord’s Insurance. Landlord shall purchase, as part of Landlord’s Operating Costs, and keep in force during the Term, the following insurance with insurance companies licensed or authorized to do business in the State of Massachusetts:

(a) An insurance policy or policies of Special Form (all risk) coverage, covering loss or damage to 100% of the replacement cost of the Buildings (which is agreed to be $34,099,248 as of the Commencement Date), not including any of Tenant’s property or the contents of the Buildings for which Landlord has no responsibility, with a deductible not in excess of $100,000 and with no penalty for unintentional underinsuring (no co-insurance or margin clause), which policy shall include an agreed upon value endorsement and coverages for contingent liability from the operation of building laws, demolition costs and increased costs of construction;

(b) Commercial General Liability Insurance pertaining to the Premises, and bodily injuries, death and property damage arising or occurring therein on an occurrence form including premises, operations, products/completed operations, hazards and contractual coverage with limits of no less than $5,000,000 per occurrence, $10,000,000 General Aggregate and $10,000,000 Completed Operations Aggregate and with a deductible not in excess of $100,000;

(c) Boiler and machinery insurance and equipment breakdown insurance covering the Building systems;

(d) Such other insurance in such amounts and with such policy provisions as may be reasonably required by Landlord’s institutional lender from time to time; and

(e) Such other insurance in such amount, and with such policy provisions as may be reasonably required of a prudent owner of the Premises.

Notwithstanding anything to the contrary in this Lease, including without limitation Section 3.4, Subsection 3.6.1 or this Subsection 3.6.2, Landlord acknowledges and agrees that (i) Tenant shall not be required to carry environmental pollution liability insurance, nor shall Tenant be required to pay the premiums of such insurance coverage as part of Landlord’s Operating Costs if such coverage is maintained by Landlord, (ii) Tenant shall not be required to carry (or pay the premiums as part of Landlord’s Operating Costs for) loss of “rental value” insurance for any amount in excess of the aggregate sum of Base Rent and Additional Rent due under the Lease for a period of twelve (12) months, and (iii) Tenant shall not be required to maintain any other property insurance coverage against any risk that is adequately covered by insurance that is maintained by Landlord at Tenant’s expense as part of Landlord’s Operating Costs.

As of the Commencement Date, all insurance coverages being carried by Landlord pursuant to the requirements of this Subsection 3.6.2 are evidenced by the Certificates of Insurance attached hereto as Exhibit D. With respect to any insurance policy the premium of which is being paid for by Tenant as part of Landlord’s Operating Costs, upon Tenant’s written request Landlord shall deliver a Certificate of Insurance to Tenant.

For purposes of Tenant’s payment of Additional Rent, to the extent Landlord pays insurance premiums less frequently than monthly, the cost of the same shall be calculated separately from the other Landlord’s Operating Costs, and Tenant shall have the option to either (i) pay the portion of Landlord’s Operating Costs attributable to such insurance premiums as part of the Estimated Monthly Expense Payments in accordance with Section 3.5 or (ii) pay the portion of Landlord’s Operating Costs attributable to such insurance premiums on the later of five (5) Business Days after receipt of an invoice from Landlord or fifteen (15) Business Days prior to the date Landlord is obligated to pay the same to the insurance company as specified in a notice from Landlord to Tenant.

3.6.3 Waiver of Subrogation. All insurance which is carried by either party with respect to the Premises, whether or not required, shall include provisions which deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to the occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (but if extra premium results therefrom, the other party shall reimburse the insuring party therefor, on demand). Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

3.7 Utilities and Other Services. Tenant shall pay or cause to be paid directly to the proper authorities charged with the collection thereof all charges for any utilities or services separately metered to Tenant used or consumed on the Premises. Tenant shall install separate meters to measure Tenant’s use and consumption of any utility (including electricity) furnished to each Building but which is not separately metered to such Building by the applicable utility as of the Commencement Date, at Tenant’s sole cost and expense. At Landlord’s request, Tenant shall provide evidence of payment of utility services. Landlord shall have the right to pay such utility costs if Tenant fails to pay such charges and Landlord shall have the right to recover from Tenant as Additional Rent any amounts paid therefor.

3.8 Repair and Maintenance.

3.8.1 Tenant Repairs and Maintenance. Subject to Landlord’s obligations in Subsection 3.8.2 below, Tenant shall throughout the Term, in compliance with all laws, keep and maintain the Premises, including, without limitation, (i) the building systems, including HVAC, back-up generators and roof-top units, elevators, boilers, the plumbing, sprinkler, electrical and mechanical lines and equipment associated therewith, each to the extent located within or attached to the Buildings; (ii) utility and trunk lines, tanks and transformers, each to the extent located within, attached to, or on the roof of the Buildings; (iii) improvements to the Land outside of the Buildings, including detention basins, ditches, shrubbery, landscaping and fencing; (iv) the parking areas and the access drive; (v) HVAC systems, trash compactors, and the two emergency generators and the associated oil fuel tank, and all connecting piping, electrical conduits, controls, and other related equipment located outside of the Buildings; (vi) the underground conduits connecting the Buildings and containing telephone, communications and control wiring, security and other computer wiring; and (viii) the existing mechanical screen support frame and metal screen panels on the Building at 199 Riverneck Road, in at least as good order, condition and repair as they are in on the Commencement Date or as improved during the Term, excepting only (x) reasonable wear and tear, (y) damage by fire or other casualty or taking by condemnation or eminent domain, and (z) damage caused by Landlord or its agents, contractors or employees. Tenant shall contract for regular maintenance of the HVAC with a professional service provider reasonably acceptable to Landlord and shall keep records of the performance of all scheduled maintenance of the HVAC systems and shall provide copies thereof to Landlord from time to time upon request by Landlord. Landlord agrees to make available to Tenant the benefit of any warranties and guaranties in favor of Landlord of any part of the Premises that Tenant is responsible to repair. In the event that a capital replacement of any portion of any of the Building Systems is reasonably necessary as determined by Landlord and Tenant, notwithstanding anything to the contrary anywhere in this Lease, including without limitation the foregoing provisions of this Subsection 3.8.1 or Subsection 3.8.2, Landlord and not Tenant shall cause such replacement to be performed, and the amortized costs incurred by Landlord with respect to such capital replacement shall constitute a Landlord’s Operating Cost and shall be reimbursed by Tenant in accordance with the provisions of Sections 3.4 and 3.5 above. Landlord shall have the right upon reasonable prior notice to review any repair and maintenance reports maintained by Tenant concerning any repair, replacement and maintenance activities performed at the Premises by Tenant. Tenant agrees to furnish to Landlord repair and maintenance reports, in reasonable detail, indicating the material items of repair, replacement (other than Landlord capital replacements) and maintenance performed at the Premises on a semi-annual basis (on or before August 15 with respect to activities performed during the preceding period from January 1 through June 30 and on or before February 15 with respect to activities performed during the preceding period from July 1- December 31).

3.8.2 Landlord Repairs and Maintenance. Subject to Tenant’s obligations set forth in Subsection 3.8.1 above, Landlord shall maintain, repair and replace, as necessary, and keep in at least as good order, condition and repair as they are in on the Commencement Date or as improved during the Term, the bearing walls, roof, exterior walls, exterior glass, support beams and columns, foundation, window frames and floor slabs of the Buildings (collectively, the “Structure”) as well as any portion of the following systems, to the extent located outside of the Buildings but on the Premises: plumbing, sprinkler, electrical and mechanical lines and equipment associated therewith and utility and trunk lines, provided that Landlord shall not be obligated to maintain or repair any tanks, transformers, HVAC units, back-up generators or roof-top building systems units and any equipment installed by Tenant for the purpose of supporting Tenant’s light manufacturing operations, as opposed to the functioning of the Buildings for other Permitted Uses. Landlord shall in no event be responsible to Tenant for the repair of any condition on the Premises caused by any act or neglect of Tenant.

3.8.3 Tenant’s Right to Self-Help. If Tenant shall have given written notice to Landlord, and any ground lessor or mortgagee of whose identity Tenant shall have been given notice, of Landlord’s obligation to perform maintenance, repairs or replacements for which Landlord is responsible under this Lease, and Landlord shall have failed to commence performance of the same within thirty (30) days following Tenant’s notice as aforesaid, or such shorter period as may be necessary in case of emergency, Tenant may (but shall not be obligated to) perform such maintenance, repairs or replacements, and Landlord shall reimburse the Tenant for the reasonable cost thereof no later than thirty (30) days after receipt of Tenant’s invoice therefor (if not paid by Landlord within said thirty days, together with interest at the Default Rate, from the expiration of such thirty (30) day period until paid). If Landlord has timely commenced the performance of such maintenance, repairs, or replacements but fails to continue diligently to complete the same, except to the extent caused by External Causes (as defined herein), Tenant shall have the aforesaid right to self-help if Landlord does not cure its failure within such time. As used in this Lease, “External Causes” means any of the following: Acts of God, war, civil commotion, fire, flood or other casualty, strikes or other extraordinary labor difficulties, shortages of labor or materials or equipment in the ordinary course of trade, government order or regulations or other cause not reasonably within the control of the party in question, and not due to the fault or neglect of such party, excluding, however, inability to pay obligations as they become due.

Article IV TENANT’S ADDITIONAL COVENANTS

4.1 Permitted Use. Tenant agrees to use the Premises only for general office use, for light manufacturing and assembly, product storage and distribution as an accessory use in connection with general office use, and light manufacturing and assembly, and all other lawful uses accessory to the foregoing primary uses, including without limitation a cafeteria serving Tenant’s employees, guests and invitees (the “Permitted Uses”). Tenant shall have the right to use the Premises for storage trailers and movable containers (provided that such trailers and containers (i) do not impermissibly encroach, either entirely or partially, on land that is adjacent to the Premises, (ii) are not visible from the main entrance of either of the Buildings and (iii) are not located in such a manner as to cause the number of parking spaces at the Premises to fall below the minimum number of parking spaces that are required to be provided at the Premises in order to comply with any applicable Legal Requirements) and to install other equipment and perform improvements on and to the Premises from time to time in compliance with all applicable laws and the terms and conditions of this Lease. Tenant shall not use or occupy the Premises for any other purpose without the prior written consent of the Landlord, which shall not be unreasonably withheld or delayed.

4.2 Prohibited Uses. Tenant shall not use the Premises or allow the Premises to be used (a) for any illegal or immoral purpose; (b) so as to create waste, or constitute a private or public nuisance; (c) in violation of any restrictions of record as of the date hereof; (d) in violation of any Legal Requirements; (e) for offices of any agency or bureau of the United States or any State or political subdivision thereof, provided that Tenant shall be permitted to allow governmental officials to use desk space at the Premises from time to time in Tenant’s usual course of business; (f) for offices or agencies of any foreign government or political subdivision thereof; (g) for offices of any health care professionals; (h) for school facilities which are not ancillary to corporate, executive or professional office use; (i) for retail or restaurant uses other than a cafeteria serving Tenant’s employees, guests and invitees; and (j) for radio and/or television stations. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Buildings, or overload existing electrical or other mechanical systems. No waste materials or refuse shall be dumped upon or permitted to remain outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose.

4.3 Hazardous Materials.

4.3.1 Hazardous Materials. Tenant agrees not to generate, store or use any Hazardous Materials on or about the Premises, except those used by Tenant in connection with the Permitted Uses and janitorial services, in both cases limited to such Hazardous Materials in such amounts as are customarily used in connection with the Permitted Uses and for janitorial service provided to the Permitted Uses, in all cases in compliance with any and all applicable Environmental Laws (also as hereinafter defined); provided, however, that no Hazardous Materials shall be used in connection with light manufacturing that are not also customarily used in connection with the Permitted Uses other than light manufacturing. Tenant agrees not to dispose of Hazardous Materials (a) on the Premises or (b) from the Premises to any other location except a properly approved disposal facility and then only in compliance with any and all Environmental Laws regulating such activity, nor permit any occupant of the Premises to do so. In accordance with Section 4.5 below, Tenant shall indemnify, defend, and hold harmless Landlord, and the holder of any mortgage on the Premises or any larger parcel of land of which the Premises may be a part, from and against any claim, cost, expense, liability, obligation or damage, including, without limitation, attorney’s fees and the cost of litigation, arising from or relating to the use of Hazardous Materials or breach by Tenant or anyone claiming by, through or under Tenant of the provisions of this Subsection 4.3.1, and shall immediately discharge or cause to be discharged any lien imposed upon the Premises or any larger parcel of land of which the Premises may be a part in connection with any such claim. The provisions of this Subsection 4.3.1 shall survive the expiration or earlier termination of this Lease.

4.3.2 Tenant’s Obligation to Remediate. In compliance with applicable Environmental Laws, Tenant shall investigate, assess, monitor and remediate, at Tenant’s sole cost and expense, any release of Hazardous Materials requiring Response Action (as defined in 310 CMR 40.0000) under any Environmental Law, which arises out of Tenant’s use, operation, or occupancy of the Premises during the Term (a “Tenant’s Release”). Tenant shall make available to Landlord copies of drafts of any submittals to governmental authorities in connection with any remediation of a Tenant’s Release for Landlord’s approval at least ten (10) Business Days prior to such submittal. Tenant shall be solely responsible for and sign any manifests or other documents as the waste generator for any Hazardous Materials it disposes of or sends off site or otherwise arising from a Tenant’s Release. The remediation of any Tenant’s Release shall be carried out in accordance with the applicable provisions of the Massachusetts Contingency Plan (310 CMR 40.0000) and any other Environmental Laws governing such remediation activity. This indemnity shall survive the Term and shall be subject to the provisions of Section 4.5.

4.3.3 Landlord’s Indemnity. Landlord shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from any the use, storage, handling, treatment, transportation, release or disposal of Hazardous Materials in, on or about the Premises by Landlord Responsible Parties, as well as any violation of the Environmental Laws by Landlord Responsible Parties.

4.4 Compliance with Legal and Insurance Requirements.

4.4.1 Compliance with Legal Requirements. Tenant, at Tenant’s cost and expense, agrees to comply with all Legal Requirements applicable to Tenant’s use, operation, or occupancy of the Premises or any Alterations made by or on behalf of Tenant, and to provide Landlord with a copy of any notice alleging violation of any such Legal Requirement given to Tenant by any governmental authority or third party; except that Tenant may defer compliance so long as the validity of any such Legal Requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, if such contest would not subject Landlord to any possible civil or criminal penalties and such contest would not place Landlord in default under any Mortgage applicable to the Premises, and if Tenant first gives Landlord appropriate assurance in Landlord’s reasonable judgment against any damage, loss, cost or expense on account thereof. If any present or future Legal Requirement requires any licenses or permits for Tenant’s particular use, operation, and occupancy of the Premises, including without limitation any required licenses or permits for the storage of inflammables and/or the presence of storage trailers and/or movable containers at the Premises, Tenant will obtain and maintain such licenses and permits at Tenant’s own expense, and, upon Landlord’s request, will promptly provide copies to Landlord of all such licenses and permits. If any Legal Requirement requires any Alterations to the Premises for Tenant’s particular use or operation of the Premises that would not generally be required for the Permitted Uses, Tenant shall make all such Alterations at its sole cost and expense and in compliance with the terms hereof. If any Legal Requirement requires any Alterations to the Premises that would generally be required for the Permitted Uses, such Alterations shall be the responsibility of Landlord to perform (with the costs thereof being included as Landlord’s Operating Costs and passed through to the Tenant to the extent provided for in Section 3.4). Notwithstanding anything to the contrary anywhere in this Lease, and except for any Repair Items, Tenant shall not be obligated to undertake any Alterations, or to pay the amortized portion of the costs thereof as part of Landlord’s Operating Costs to the extent provided for in Section 3.4, that are required or alleged to be required due to the violation of a Legal Requirement in effect and applicable to the Premises prior to or as of the Commencement Date in the absence of an order or citation requiring said Alterations issued by a governmental official or judicial body having jurisdiction to require such Alterations; provided that Tenant may defer compliance with said order or citation so long as the validity of any such order or citation shall be contested by Tenant in good faith and by appropriate legal proceedings, if such contest would not subject Landlord to any possible civil or criminal penalties and such contest would not place Landlord in default under any Mortgage applicable to the Premises, and if Tenant first gives Landlord appropriate assurance in Landlord’s reasonable judgment against any damage, loss, cost or expense on account thereof.

4.4.2 Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (i) invalidate any fire or other insurance policies covering the Buildings or any property located therein, (ii) result in a refusal by fire insurance companies of good standing to insure the Buildings or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings, or (iii) result in the cancellation of any policy of insurance maintained by or for the benefit of Landlord. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

4.5 Indemnity.

4.5.1 Tenant. To the maximum extent this agreement may be made effective according to law, and except as otherwise expressly provided in this Lease, Tenant agrees to indemnify and save harmless Landlord, Landlord Responsible Parties (as hereinafter defined) and any Mortgagee providing financing with respect to any portion of the Premises from and against all costs, expenses, liabilities, claims, loss, or damage of whatever nature to the extent:

(i) arising from the use, occupancy, operation, maintenance or management of the Premises by Tenant or Tenant’s contractors, subtenants, licensees, invitees, agents, servants or employees or others for whom Tenant is legally responsible, but in no event any Landlord Responsible Parties (collectively, with Tenant, “Tenant Responsible Parties”) during the Term;

(ii) arising from any accident, physical injury or physical damage occurring on any portion of the Premises during the Term applicable to that portion of the Premises and any further period during which Tenant retains occupancy of that portion of the Premises;

(iii) arising from Tenant’s or Tenant Responsible Parties’ use of Hazardous Materials during the Term or violation of or failure to comply with the provisions of Section 4.3 above with regard to Hazardous Materials during the Term;

(iv) arising from any litigation or proceeding not commenced by Landlord relating to or arising out of Tenant’s use, occupancy, operation, maintenance or management of the Premises to which Landlord or its employees or agents are made a party without fault on its part, whether commenced by or against Tenant; or

(v) arising out of a risk which is required to be insured by Tenant or its contractors pursuant to Subsection 3.6.1 hereof, and is not so insured, but only to the extent of the insurance limits specified in Subsection 3.6.1 hereof;

provided, however, that (x) the foregoing indemnity shall not include any cost or damage to the extent arising from any negligent act or omission or willful misconduct of Landlord or

Landlord’s contractors, licensees, invitees, agents, servants or employees or others for whom the Landlord is legally responsible (collectively, with Landlord, “Landlord Responsible Parties”) and (y) in no event shall Tenant be liable under this indemnity for indirect or consequential damages (except that nothing in this Subsection 4.5.1 shall have any impact on the Landlord’s rights specified in Article VII below in the event of a holdover by Tenant). This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof.

4.5.2 Landlord. To the maximum extent this agreement may be made effective according to law, and except as otherwise expressly provided in this Lease, Landlord agrees to indemnify and save harmless Tenant from and against all claims, loss, or damage of whatever nature to the extent arising from any negligent act or omission or willful misconduct of Landlord or Landlord Responsible Parties on or about the Premises during the Term; provided, however, that (x) the foregoing indemnity shall not include any cost or damage to the extent arising from any negligent act or omission or willful misconduct of Tenant or any Tenant Responsible Parties and (y) in no event shall Landlord be liable under this indemnity for indirect or consequential damages. This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof.

4.5.3 General Provisions Regarding Indemnity. If a party (the “Indemnified Party”) becomes aware of a claim, action or proceeding or any other event which could result in an obligation to indemnify the Indemnified Party by the other party (the “Obligated Party”) under this Lease, the Indemnified Party shall notify the Obligated Party thereof in writing within sixty (60) days after it becomes so aware, giving a reasonably detailed description of the claim, action, proceeding or other event to the extent then known, and providing a copy of any written demand, notice, summons or other paper received by the Indemnified Party. If the Indemnified Party fails to so notify the Obligated Party, and as a result of such failure to notify, the obligation to indemnify is increased, then to the extent of such increase, the Obligated Party’s obligation to indemnify under this Lease shall thereupon cease unless the Obligated Party already knows of the claim, action, proceeding or other event. In any action or proceeding that is subject to an indemnity obligation of an Obligated Party under this Lease, the Obligated Party shall have the exclusive right and obligation to defend the Indemnified Party at the Obligated Party’s expense with legal counsel chosen by the Obligated Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain its own legal counsel, at its sole cost, to advise the Indemnified Party in such action or proceeding and the Obligated Party and its legal counsel shall cooperate with such counsel of the Indemnified Party. If at any time, the Indemnified Party in its reasonable discretion determines that the Obligated Party is not diligently and adequately pursuing such defense, the Indemnified Party may immediately assume control of its defense by so notifying the Obligated Party and may appoint substitute counsel chosen by the Indemnified Party. All expenses incurred by the Indemnified Party in connection with such substitute defense including, without limitation, reasonable attorneys’ fees and expenses, shall be payable by the Obligated Party on demand. Each party, as an Indemnified Party, agrees to cooperate with the Obligated Party in the defense of any claim, and the failure to cooperate shall release the Obligated Party from its obligation to defend and indemnify. An Obligated Party shall not settle any claim, action or proceeding against an Indemnified Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

4.5.4 Survival. The covenants and agreements contained in this Section 4.5 shall survive the expiration or earlier termination of this Lease with respect to any matters arising or accruing prior thereto.

4.6 Landlord’s Right to Enter. Tenant agrees to permit Landlord and purchasers and Mortgagees and their authorized representatives and, during the last eighteen (18) months of the Term with respect to any portion of the Premises, any prospective tenants, to enter the Premises (or, as to prospective tenants, the applicable portion of the Premises) to inspect the same or to exercise any of Landlord’s rights under this Lease (i) after at least 24 hours prior notice to Tenant’s representative at all reasonable times during usual business hours; provided, however, that any such entry shall be made so as to minimize interference with the operation and use of the Premises by Tenant and without damage to the Premises or any portion thereof and Tenant shall have the right for Tenant’s representative to accompany any person so inspecting or entering the Premises; and (ii) at any time and without notice in the event of emergency.

4.7 Personal Property at Tenant’s Risk. Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on any part of the Premises during the continuance of the Term applicable to that portion of the Premises or any occupancy of that portion of the Premises by Tenant or anyone claiming under Tenant, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

4.8 Yield Up. Tenant agrees, at the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all of Tenant’s personal property and trade fixtures from the Premises, and to yield up the Premises, broom clean, in the same condition in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, reasonable use and wear and tear and damage by fire or other casualty or condemnation excepted. Tenant shall have the right to remove its trade fixtures from the Premises at any time. Tenant shall remove the four existing antenna installations on the Building located at 201 Riverneck Road, and all connecting electrical conduits, controls and other equipment related to said antenna installations, from the Premises at the expiration of the Term or earlier termination of this Lease. Tenant shall repair any damage to the Premises caused by removal of any of Tenant’s trade fixtures or personal property or Alterations. Tenant shall terminate, without cost, expense or liability to Landlord, any and all contracts and agreements entered into by or on behalf of Tenant (including, without limitation, any employment or collective bargaining agreements and any management contracts) with respect to the management, maintenance or repair of the Premises or that otherwise would be binding upon the Premises or Landlord. In no event shall Tenant be required to surrender the Premises in any better condition than they were in on the Commencement Date. If Tenant fails to perform its removal obligations hereunder, without limiting any other right or remedy, Landlord may, on five (5) Business Days prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section shall survive the termination of this Lease. Any items of Tenant’s personal property or trade fixtures which remain in the Premises after the expiration date of the Term may, on five (5) Business Days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit. The foregoing terms of this Section 4.8 shall survive the expiration or earlier termination of this Lease.

4.9 Personal Property Taxes. Tenant agrees to pay, on or before the due date thereof, all taxes charged, assessed or imposed upon the personal property (including, without limitation, fixtures and equipment) of Tenant in or upon the Premises.

4.10 Assignment, Subletting, etc.

4.10.1 Consent Required. Except as otherwise expressly provided herein, Tenant shall not sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) in either case without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord agrees that the offer and sale by Tenant (or any stockholder or member of Tenant) of any stock or other membership interests pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 or pursuant to and in accordance with the securities laws of the United States or any foreign country governing publicly-traded companies shall not constitute an assignment of this Lease, and shall not require the consent or approval of Landlord. In the event that the ownership interests of Tenant cease to be publicly-traded, the transfer of fifty percent (50%) or more of such ownership interests in Tenant to other than an Affiliate or Successor Entity after such time as the ownership interests of Tenant cease to be publicly-traded shall be deemed an Assignment. No Assignment shall relieve Tenant of Tenant’s primary liability under this Lease. A consent to one Assignment or Sublease shall not constitute consent to any further Assignment or Sublease. If Landlord consents to any Assignment or Sublease, Tenant shall reimburse Landlord for the reasonable out-of-pocket attorneys’ fees and expenses incurred by Landlord in consenting to such Assignment or Sublease. Tenant shall furnish Landlord with a copy of the Assignment or Sublease. In the case of any Assignment or Sublease as to which Landlord may consent (and expressly excluding any Assignment or Sublease permitted under Subsection 4.10.2 hereof) Tenant agrees that fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined) actually received by Tenant, if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Base Rent and

Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a Sublease, appropriate pro-rations in the applicable Base Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the Sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums actually received by Tenant either initially or over the term of the Sublease or Assignment, exclusive of amounts paid to Tenant for the purchase or lease of property or equipment of Tenant and after deducting all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such Assignment or Sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such Assignment or Sublease, any buy-out of the Assignee’s or Sublessee’s existing lease paid for by Tenant as a part of such transaction, the amount of any reasonable improvement allowance or moving expenses paid by Tenant to the proposed assignee or subtenant, costs of advertising the space for sublease or assignment, and any other costs reasonably paid in assigning this Lease or subletting the transferred space or in negotiating or effectuating the Assignment or Sublease. Landlord shall not be entitled to any sums due under this Subsection 4.10.1 until Tenant has fully recovered or been credited its costs in connection therewith.

4.10.2 Permitted Transfers. Notwithstanding the foregoing, Tenant shall have the right to make an Assignment to an Affiliate or to a Successor Entity (hereinafter defined) without Landlord’s consent, provided that upon consummation of the transaction resulting in the Assignment to the Successor Entity, the credit of the party or parties liable for Tenant’s obligations under this Lease (including any assignor tenant that has not been released), taken as a whole, shall be at least as good (as determined by the major rating agencies if the credit of any such parity is rated at such time) as that of the assignor Tenant existing immediately prior to such consummation and a new Letter of Credit meeting the requirements of Article XII is delivered to Landlord if the existing Letter of Credit will be rendered invalid as a result of the Assignment to the Successor Entity. A “Successor Entity”, as used in this Section shall mean a corporation or other business entity (i) into which or with which Tenant, its corporate or other successors or permitted assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of a corporation or other business entity, or (ii) which acquires control of Tenant in a bona fide transaction not entered into for the purpose of avoiding the restrictions on transfer set forth in this Lease, or (iii) which acquires in a bona fide arms-length transaction all or substantially all of the assets of Tenant or all or substantially all of the assets of any operating unit of Tenant; provided that: (a) in the case of a merger or consolidation, if Tenant will not survive such merger or consolidation, by operation of law or by effective provisions contained in the instruments of merger or consolidation or acquisition, the liabilities of Tenant under this Lease are assumed by the corporation or other business entity surviving such merger or consolidation; and (b) in the case of an asset sale, by operation of law or by effective provisions contained in the instruments of sale, the liabilities of Tenant under this Lease are assumed by the corporation or other business entity acquiring Tenant’s assets. Tenant shall notify Landlord promptly upon consummation of any Assignment hereunder not requiring Landlord’s consent, and, at Landlord’s request, the assignee shall execute and deliver such written affirmation as Landlord reasonably may request of the assignee’s assumption of Tenant’s obligations under this Lease from and after the date of such Assignment. In addition, Tenant may Sublease all or any portion of the Premises to any corporation, partnership, trust, association or other business organization directly or indirectly controlling or controlled by or under common control with Tenant (an “Affiliate”, and any such Sublease, an “Affiliate Sublease”), so long as Tenant gives Landlord not less than a fifteen (15) days’ prior written notice thereof. Tenant shall also have the right, without the consent of Landlord, to permit the use or occupancy of space in the Premises by employees of any Affiliate or by persons who have an ongoing contractual or other business relationship with Tenant and a reasonable need to work in proximity with Tenant.

4.10.3 Further Requirements. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular assignment, subletting or occupancy or other act for which Landlord’s consent is required under this Section 4.10 shall not in any way diminish the prohibition stated in this Section 4.10 as to any further such assignment, subletting or occupancy or other act or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any request for consent to any proposed Assignment or Sublease, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant. Any Sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such Sublease has been delivered to Landlord. Any Sublease shall provide that: (i) the term of the Sublease ends no later than one day before the last day of the Term of this Lease; (ii) such Sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the Sublease, including collection of rents; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord but nevertheless Landlord shall not (a) be liable for any previous act or omission of Tenant under such Sublease; (b) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; (c) be bound by any previous modification of such Sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent or be liable for the return of any security deposit posted with Tenant (unless actually received by Landlord); or (d) be obligated to make any payment to or on behalf of such subtenant, or to perform any work in the area leased by the subtenant beyond Landlord’s obligations under this Lease.

4.11 Installations, Alterations or Additions.

4.11.1 Alterations by Tenant. Tenant shall not make any improvements, alterations or additions (other than the Repair Items) in or to the Premises within the Term (“Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and which in any event shall not be withheld if such Alteration is required to eliminate or cure the violation of a Legal Requirement. Notwithstanding the foregoing, Tenant may place and replace its trade fixtures, tools, machinery and systems serving such trade fixtures, tools and machinery, as well as furniture, floor coverings, equipment and other tangible personal property in the Premises and may make Minor Alterations as it may desire at its own expense without Landlord’s approval or consent, but with prior written notice to Landlord. Any such Minor Alterations shall be performed in compliance with all of the terms and conditions of this Lease. As used herein, “Minor Alterations” shall mean Alterations costing in the aggregate less than $250,000.00 annually which (i) shall not affect the exterior or the Structure of the Buildings; (ii) shall not adversely affect the proper functioning of any of the Building Systems (including, without limitation, the heating, ventilation, air conditioning, plumbing, electrical, fire, health and life safety, sprinkler or security systems serving the Buildings); (iii) shall not jeopardize health, safety or life safety; (iv) shall not require a change to the certificate of occupancy for the Buildings due to an intended change in use of all or any portion of the Premises; (v) shall not cause the Premises to be in violation of any Legal Requirements; and (vi) are not visible from the exterior of the Premises.

4.11.2 Additional Covenants Regarding Alterations.

(a) All Alterations shall be made (i) at Tenant’s sole expense, (ii) according to plans and specifications approved in writing by Landlord (except for Minor Alterations), (iii) in compliance with all applicable Legal Requirements, (iv) by a licensed contractor, and (v) in a good and workmanlike manner using materials of good quality and at least equal to Building standards. Tenant shall pay, within thirty (30) days of being billed therefor, all of Landlord’s reasonable out-of-pocket expenses in consenting to the plans and specifications for the Alterations.

(b) It is expressly covenanted and agreed by and between the parties hereto that nothing in this Lease shall authorize Tenant to do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall the interest or estate of Landlord in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant, and any claim to or lien upon the Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall in all respects be subject and subordinate to the paramount title and rights of Landlord in and to the Premises. Tenant shall keep the Premises and the Buildings free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. Without limitation, Tenant shall be responsible for, and shall pay when due, all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, good and workmanlike manner, and in accordance with applicable codes and requirements, including the requirements of the Americans with Disabilities Act (“ADA”). In the event that a statutory and/or common law lien is asserted against the Premises or the applicable Buildings as a result of Tenant’s acts or omissions, and Tenant shall fail, within twenty (20) days after notice of such assertion, to cause (by payment, posting of a proper bond, or otherwise) such lien to be released of record, Landlord shall have the right (but not the obligation), upon prior written notice to Tenant, at Tenant’s expense, to cause such lien to be bonded over or released of record and any amounts advanced by Landlord for such purposes shall be Additional Rent due from Tenant to Landlord within ten (10) days after notice thereof to Tenant, with interest at the Default Rate until the repayment thereof by Tenant to Landlord (such interest commencing to accrue on the date of Landlord’s payment if Landlord provides written notice informing Tenant that Landlord has made such payment within twenty (20) days after Landlord makes such payment; otherwise such interest shall commence to accrue on the date of Landlord’s demand therefor). Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien if Tenant shall give to Landlord such reasonable security as may be demanded by Landlord to insure payment thereof and to prevent any sale, foreclosure or forfeiture of the Premises by reason of non-payment thereof. On final determination of the lien or claim for lien, Tenant will immediately and at its own expense cause the lien to be released of record. In case Tenant shall fail to prosecute any such contest, Landlord shall have the right (but not the obligation), upon notice to Tenant to cause such lien to be bonded over or released of record and any amounts advanced by Landlord for such purposes shall be Additional Rent due from Tenant to Landlord within ten (10) days after notice thereof to Tenant, with interest at the Default Rate until the repayment thereof by Tenant to Landlord (such interest commencing to accrue on the date of Landlord’s payment if Landlord provides written notice informing Tenant that Landlord has made such payment within twenty (20) days after Landlord makes such payment; otherwise such interest shall commence to accrue on the date of Landlord’s demand therefor).

(c) Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law. If Landlord requests, certificates of such insurance shall be delivered to Landlord.

(d) Tenant agrees that Landlord will have the right to inspect any Alterations. In the performance of Alterations in accordance with this Lease, Tenant shall keep all construction areas clean and free of trash and debris.

(e) Tenant shall provide copies of any warranties for Alterations and the materials and equipment which are incorporated into the Buildings and

Premises in connection therewith, and either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

(f) Tenant shall not place a load upon any floor of the Premises that exceeds the pounds per square foot “live load” design limit of such floor.

4.11.3 Removal of Alterations. Landlord shall notify Tenant in writing at the time of Landlord’s approval of any Alterations, excluding any Minor Alterations, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term. Provided Tenant has complied with the requirement below in this Subsection 4.11.3 to include in its request for consent a request that Landlord notify Tenant whether or not the proposed Alteration will be required to be removed by Tenant at the end of the Term, any Alterations that Landlord has not so designated in writing for removal at the time of Landlord’s approval, will be permitted to remain on the Premises in accordance with Section 4.8. Provided Tenant has complied with the requirement below in this Subsection 4.11.3 to include in its notice a request that Landlord notify Tenant whether or not the proposed Minor Alteration will be required to be removed by Tenant at the end of the Term, any Minor Alteration shall be permitted to remain on the Premises in accordance with Section 4.8 unless Landlord, within ten (10) days after receipt of notice from Tenant of its intent to undertake such Minor Alteration, furnishes notice to Tenant stating that Tenant shall be required to remove such Minor Alteration at the end of the Term. Tenant shall include in its request for consent to any Alteration, and in its notice of intent to undertake any Minor Alteration, a request that Landlord notify Tenant whether or not the proposed Alteration or Minor Alteration will be required to be removed by Tenant at the end of the Term. In no event shall Tenant be required to remove any Alteration or Minor Alteration undertaken to eliminate or cure the violation of a Legal Requirement.

4.12 Signage. Tenant may, from time to time during the Term, at its own cost and expense, install identification signage on the Premises. The character, location, design, size, materials, shape, form, graphics and lighting shall be subject to all Applicable Laws. Tenant shall be responsible for obtaining, at its sole cost and expense, all permits and approvals required by Applicable Laws. Tenant’s installation work shall be subject to all of the applicable terms and conditions of this Lease regarding Alterations, and Tenant hereby covenants and agrees to maintain such exterior signage in good condition, consistent with the first class quality of the Buildings, and Tenant shall remove such signage from the Premises, and repair any damage caused thereby, upon the expiration or earlier termination of this Lease. Tenant’s rights under this Section 4.12 shall not be assignable or transferable other than by the assignment of this Lease.

4.13 Roof Rights. Tenant shall have the right to use the roof of the Buildings and building structure required by Tenant from time to time for installation and use of equipment exclusively in connection with its operations in the Premises, including, without limitation, HVAC equipment, microwave dish or other communications radio antenna and associated equipment (“Roof Equipment”) under the following conditions: (a) the Roof Equipment shall comply with all Legal Requirements, (b) all installation, removal and maintenance of the Roof Equipment shall be performed by Tenant at Tenant’s sole cost and expense, (c) the Roof Equipment shall be removed by Tenant at the expiration of the Term or earlier termination of this Lease in accordance with the requirements of Section 4.8, (d) the Roof Equipment shall be used solely for Tenant’s internal operational benefit and Tenant shall not derive any benefit from the sale of use privileges of the Roof Equipment, (e) any new Roof Equipment that Tenant desires to install subsequent to the Commencement Date shall be placed in a location reasonably agreed to by Landlord and Tenant and (f) any new Roof Equipment that Tenant desires to install subsequent to the Commencement Date shall not exceed the pounds per square foot “live load” design limit of the roof. Tenant shall have no obligation to pay Base Rent for such right, but Tenant shall, at its sole cost and expense, maintain any Roof Equipment in good condition and repair, and comply with the terms and conditions set forth in this Lease with respect to the installation of the Roof Equipment, and the use of the roof and building structure. Any roof penetrations shall be subject to the approval of Landlord in its reasonable discretion. Any new Roof Equipment installed by Tenant after the Commencement Date shall be deemed a Minor Alteration unless such installation involves a roof penetration or adversely affects the proper functioning of the Building Systems. If the installation or use of any Roof Equipment shall invalidate any roof warranty, Tenant shall reimburse Landlord for the costs of any repairs to the roof which are not covered by such roof warranty solely due to the Tenant’s installation of the Roof Equipment. Tenant hereby indemnifies and agrees to hold harmless Landlord, Landlord Responsible Parties and any Mortgagee providing financing with respect to any portion of the Premises from any claim, liability, loss, damage, expense, cause of action or proceeding arising from Tenant’s use of the roofs of the Buildings. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

4.14 ERISA. Tenant covenants and agrees with Landlord that throughout the Term Tenant shall from time to time (but in no event more often than annually) execute all such reasonable documents and provide such reasonable information as Landlord may reasonably require to allow Landlord to determine that: (i) the transaction contemplated by this Lease is not a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) the transaction contemplated by this Lease is otherwise in full compliance with ERISA, and (iii) Landlord is not in violation of ERISA by compliance with this Lease; provided that Tenant shall in no event be required to execute any document that in any way diminishes or has an adverse impact on any rights enjoyed by Tenant under the Lease, nor shall Tenant be required to execute any document that in any way increases any of the obligations that are imposed on Tenant under the Lease or that imposes any new or additional obligations, costs or liabilities on Tenant that are not imposed under the Lease. If there are actions that Tenant cannot take, or investments by the 401(k) plan established by Tenant that Tenant cannot make, without causing Landlord to violate ERISA, Landlord shall promptly advise Tenant about such matters. Thereafter, Tenant shall take reasonable and appropriate measures to prevent such actions or investments by Tenant.

4.15 Financial Statements. Upon Landlord’s reasonable request, and subject to execution of a usual and customary confidentiality agreement, Tenant shall deliver to Landlord financial statements to the extent available and maintained by Tenant, provided that for so long as Tenant’s stock is publicly traded on a national exchange that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord.

Article V CASUALTY OR TAKING

5.1 Casualty.

5.1.1 Termination Option.

(a) If the Premises or any portion thereof are damaged by fire or other casualty (“Casualty”), such that (i) the Premises cannot be repaired under the laws and regulations of the federal, state and local governmental authorities having jurisdiction to substantially the same condition as they existed prior to the Casualty, or (ii) the damage cannot be repaired within twelve (12) months after the date of such damage, or (iii) repairs cannot be completed before the 180th day before the end of the applicable Term, then either party may elect to terminate this Lease by written notice to the other party given within thirty (30) days after the date of such damage. The determination of the time required to restore shall be made by a contractor selected by Landlord with Tenant’s consent, which consent shall not be unreasonably withheld. Landlord shall deliver the estimate of such contractor within 30 days after the date of such casualty. Rent shall abate to the extent hereinafter provided as of the date of such casualty or taking. If such a notice to terminate is given, this Lease shall terminate as of the date of such notice.

(b) Notwithstanding the foregoing, in the event Landlord notifies Tenant of its election to terminate this Lease in accordance with this Subsection 5.1.1, Tenant shall have the right, by notice to Landlord given by Tenant within thirty (30) days of Landlord’s notice of termination, to elect to negate Landlord’s termination notice and continue this Lease, provided that:

(i) at least five (5) years would remain in the Term after the projected completion date for the repair; provided, however, the foregoing condition would be deemed to be satisfied notwithstanding the fact that less than five (5) years would remain in the existing Term after the expected completion date, if (A) Tenant has an extension option remaining pursuant to Section 2.3 that has not commenced as of the date of the Casualty, and (B) Tenant notifies Landlord in writing that it irrevocably and unconditionally elects to exercise its option to extend and irrevocably and unconditionally waives the right to rescind its election for any reason (including, without limitation, pursuant to Section 2.3(b)); and

(ii) the Premises can be repaired under the laws and regulations of the federal, state and local governmental authorities having jurisdiction to substantially the same condition as they existed prior to the Casualty; and

(iii) Tenant, at its own expense, agrees to pay any deficiency in the costs that would be incurred to repair the damage as provided in Subsection 5.1.2(b); and

(iv) no Event of Default shall have occurred and be continuing either on the date of such notice by Tenant or on the date that construction shall be commenced.

5.1.2 Repair Obligation.

(a) If neither Landlord nor Tenant is entitled or elects to terminate this Lease as provided in Subsection 5.1.1, then Landlord promptly shall repair the same, but the repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any Casualty damage to Tenant’s personal property or trade fixtures or Alterations that are the responsibility of Tenant to insure. Landlord shall commence such repair promptly and diligently prosecute the repair to completion. Tenant shall be responsible at its own expense for the repair and replacement of Tenant’s personal property, trade fixtures and Alterations which Tenant is required to insure and elects to repair or replace.

(b) Landlord shall not be obligated to expend for any such repair and restoration any amount in excess of the insurance proceeds payable on account of such Casualty. If such insurance proceeds are insufficient for the restoration of the Premises, and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Premises, then Landlord shall give notice (“Landlord’s Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of deficiency and stating the expected deficiency amount (the “Deficiency”). If Landlord sends the Landlord’s Proceeds Notice, Tenant may elect to fund the Deficiency by providing written notice of such election to Landlord within thirty (30) days after receipt of Landlord’s Proceeds Notice (the “Deficiency Funding Notice”). If Tenant fails to timely send a Deficiency Funding Notice, then this Lease shall be terminated as of the end of such 30-day period. If Tenant furnishes a Deficiency Funding Notice, Tenant shall, within thirty (30) days after the date of the Deficiency Funding Notice, provide security reasonably satisfactory to Landlord and its Mortgagee for Tenant’s obligation to so fund the Deficiency (it being agreed that Landlord shall not be obligated to commence restoration until such reasonably satisfactory security is furnished), and Tenant’s failure to furnish such security within such time shall constitute an Event of Default (without any additional notice requirements or cure rights) under this Lease. Tenant’s furnishing of a Letter of Credit in the amount of the Deficiency, and which otherwise meets the requirements of a Letter of Credit specified in Article XII below, shall in all events be deemed to be satisfactory security to both Landlord and its Mortgagee.

(c) If the Premises shall be damaged by Casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such Casualty cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, either party may, at its election, terminate the Lease by notice to the other party given within sixty (60) days after such loss; provided, however that Landlord may not terminate this Lease on account of an uninsured Casualty, and shall restore the Premises, if and to the extent such damage would have been covered by the insurance coverages required to be carried by Landlord under this Lease, subject to the terms of Subsection 5.1.2(b).

5.1.3 Abatement. If all or any part of the Premises shall be rendered untenantable by reason of a Casualty, the Base Rent and the Additional Rent shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the date such portion of the Premises is restored to a tenantable condition. Each party hereby waives the provisions of any statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty other than as provided in Subsection 5.1.1.

5.2 Eminent Domain.

5.2.1 Taking - Lease Ends. If at any time during the Term the whole of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain, this Lease shall terminate on the date of such taking, except as provided in Subsection 5.2.3. If less than all of the Premises shall be so taken and in Tenant’s reasonable opinion the remaining part is insufficient for the conduct of Tenant’s business, then Tenant may, by notice to Landlord within sixty (60) days after the date Tenant is notified of such taking, terminate this Lease. If Tenant exercises its option, this Lease and the Term shall end on the date specified in Tenant’s notice and the Base Rent and Additional Rent shall be apportioned and paid to the date specified in Tenant’s notice.

5.2.2 Taking - Lease Continues. If less than all of the Premises shall be taken and Tenant does not elect to terminate this Lease as provided in Subsection 5.2.1, this Lease shall remain unaffected, except that Tenant shall be entitled to a pro rata abatement of Base Rent and Additional Rent based upon the nature of the space taken (office space, storage, parking area) and upon the proportion which the area of the Premises or parking area, as case may be, so taken bears to the area of the Premises or parking area, as case may be, immediately prior to such taking.

5.2.3 Temporary Taking. If the use and occupancy of the whole or any part of the Premises is temporarily taken for a public or quasi-public use for a period less than the balance of the Term, then this Lease and the Term shall continue in full force and effect and Tenant shall be entitled to a pro rata abatement of Base Rent and Additional Rent in the manner and to the extent provided in Subsection 5.2.2 or, at its option, receive that portion of the award for such taking which represents compensation for the value of Tenant’s leasehold estate and the Term demised hereunder, in which case Tenant shall continue to pay the Base Rent and Additional Rent in full when due.

5.2.4 Landlord’s Award. Landlord shall be entitled to receive the entire award or awards in any condemnation proceeding without deduction therefrom for any estate vested in Tenant and Tenant shall receive no part of such award or awards from Landlord or in the proceedings, except as otherwise expressly provided in this Section 5.2. Subject to the foregoing, Tenant hereby assigns to Landlord any and all of Tenant’s right, title and interest in or to such award or awards or any part thereof.

5.2.5 Tenant’s Award. If there is a taking of all or any portion of the Premises, then Tenant shall, if allowed by Applicable Laws, be entitled to appear, claim, prove and receive in the condemnation proceeding (a) the unamortized value over the Term of the Alterations and Improvements, provided the same shall have been paid for by Tenant; (b) the value of Tenant’s personal property that is damaged, destroyed or taken hereunder; (c) the cost of relocation; and

(d) special awards or allowances paid to tenants when their rental space is taken by eminent domain.

5.2.6 Restoration By Landlord. If there is a taking of all or any portion of the Premises and this Lease is continued, then Landlord shall, to the extent of the available takings award, proceed with reasonable diligence to repair, replace and restore the Premises as a complete architectural unit of substantially the same proportionate usefulness, design and construction existing immediately prior to the date of taking.

5.2.7 Definitions. Taking by condemnation or eminent domain hereunder shall include the exercise of any similar governmental power and any sale, transfer or other disposition of the Premises in lieu or under threat of condemnation.

Article VI DEFAULTS

6.1 Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) if Tenant shall fail to pay any Rent when due; provided, however, that any such failure to pay any Rent shall not constitute a default under this Lease so long as such failure shall not continue for more than five (5) Business Days after written notice from Landlord to Tenant, except that if Landlord shall have sent to Tenant two (2) notices of default during the same calendar year due to Tenant’s failure to make payments of Rent and Tenant thereafter shall default in any obligation to pay Rent during the same calendar year, the same shall be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof without the five (5) Business Day grace period set forth above; or

(b) if Tenant shall violate or fail to perform any term, condition, covenant or agreement to be performed or observed by Tenant under this Lease other than those provided for in paragraph (a) above and such violation or failure shall continue for more than thirty (30) days after written notice thereof from Landlord plus such additional time, if any, as is reasonably necessary to cure the default if it is of such a nature that Tenant determines in its reasonable discretion that it is curable but cannot reasonably be cured in thirty (30) days, provided Tenant commences such cure within such thirty (30) days and thereafter diligently proceeds to cure such default; or

(c) if Tenant shall admit in writing its inability to pay its debts generally as they become due, commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Tenant or any of its debts under any law relating to bankruptcy, insolvency, reorganization, liquidation or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of the Premises;

(d) if any case, proceeding or other action against Tenant shall be commenced seeking to have an order for relief entered against Tenant as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Tenant or any of its debts under any law relating to bankruptcy, insolvency, reorganization, liquidation or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against Tenant or (ii) remains undismissed for a period of sixty (60) days;

(e) if Tenant shall admit in writing that it is insolvent or if Tenant shall make an assignment for the benefit of creditors;

(f) if a lien is filed against the Premises, or Landlord’s estate therein, by reason of any work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or anyone holding the Premises by, through or under Tenant, and Tenant fails to cause the same to be vacated and canceled of record, or bonded off, in accordance with the provisions of, and within the time period specified in, Section 4.11 hereof, and such failure shall continue for more than five (5) Business Days after written notice thereof from Landlord to Tenant;

(g) if Tenant shall fail to return to Landlord a properly executed statement in accordance with the provisions of, and within the time period specified in, Section 10.4 hereof, and such failure shall continue for more than ten (10) Business Days after written notice thereof from Landlord to Tenant; or

(h) if following an Event of Default any portion of the Deposit is applied in accordance with Article XII of this Lease and Tenant thereafter fails to replenish the Deposit as required and within the time period specified in said Article XII, and such failure shall continue for more than ten (10) Business Days after written notice thereof from Landlord to Tenant.

6.2 Landlord’s Right to Terminate. Upon the occurrence of an Event of Default, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice, at Landlord’s election, do any one or more of the following: (i) give Tenant notice stating that this Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event this Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action, or (ii) with or without process of law, in a lawful manner enter and repossess the Premises as of Landlord’s former estate, and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event this Lease shall be irrevocably extinguished and terminated at the time of such entry, or (iii) pursue any other rights or remedies permitted by law or equity. Any such termination of this Lease shall be without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided. Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant, at the expense and risk of Tenant.

6.3 Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 6.2 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant shall pay the Base Rent, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages the Base Rent, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any re-letting of the Premises, after deducting all expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such re-letting. Tenant shall pay such current damages to Landlord monthly on the days which the Base Rent would have been payable hereunder if this Lease had not been terminated.

At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Base Rent, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, Taxes would be increased by five percent (5%) per annum over Taxes for the immediately preceding Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect), over the then fair net rental value of the Premises for the same period, in each case as discounted to present value, using as a discount rate the then-current yield on US Treasury Bonds with a ten year maturity, plus 300 basis points.

In case of any default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the applicable portion of the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the applicable Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations in the applicable portion of the Premises as Landlord considers advisable and necessary for the purpose of re-letting the applicable portion of the Premises. No action of Landlord in accordance with the foregoing shall operate or be construed to release or reduce Tenant’s liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

6.4 Effect of Waivers of Default. Any consent or permission by either party to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by either party of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by either party to or of any breach of any agreement of duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

6.5 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Base Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

6.6 Cumulative Remedies. All rights and remedies of Landlord and Tenant set forth herein are in addition to all other rights and remedies available at law or in equity. All rights and remedies available hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord or Tenant of any such right or remedy shall not prevent the concurrent exercise of any other right or remedy hereunder or subsequent exercise of the same or any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default hereunder or of any of Landlord’s or Tenant’s rights or remedies in connection therewith. Landlord or Tenant shall not be deemed to have waived any default hereunder unless such waiver is set forth in a written instrument. If Landlord or Tenant waives in writing any default, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

6.7 Landlord’s Right to Self-Help. If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then, unless Tenant shall have cured such default within the period set forth in Section 6.1 or such shorter period set forth in Section 4.11.2(b) (or such shorter period as may be necessary in the event of an emergency), Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the Default Rate, from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord as Additional Rent; provided however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law.

Article VII HOLDING OVER

In the event that Tenant shall not immediately surrender the applicable portion of the Premises on the date of the expiration of the applicable portion of the Term or the sooner termination of the Term, Landlord may forthwith re-enter and take possession of the Premises. Until Tenant shall have been evicted from or quit the Premises, Tenant shall be a tenant-at-sufferance, subject to all the terms, conditions, covenants and agreements of this Lease, except that (i) Tenant’s Rent obligation shall be One Hundred Fifty Percent (150%) of the Base Rent and Additional Rent for the Premises immediately prior to the expiration of the Term with respect thereto, and (ii) any right to renew this Lease or to expand the Premises or any right to additional services shall be of no force or effect during such tenancy-at-sufferance. Tenant shall also be liable to Landlord for all damage Landlord suffers because of any holding over by Tenant that prevents Landlord from delivering possession of the Premises to a prospective tenant, and Tenant shall indemnify Landlord against all claims made by any such other prospective tenant against Landlord resulting from delay by Landlord, caused by Tenant’s holdover, in delivering possession of any portion of the Premises to such prospective tenant.

Article VIII RIGHTS OF MORTGAGEE

8.1 Definition of Mortgage. The term “Mortgage” shall mean any one or more mortgages, deeds of trust or ground leases which may now or hereafter exist on Landlord’s interest in the Premises (or the interest of any ground lessor in the Premises) and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof or thereto, substitutions therefor, and advances made thereunder. The term “Mortgagee” shall mean the holder of or landlord under any Mortgage.

8.2 Lease Subordinate. This Lease shall be subject and subordinate to any Mortgage now or hereafter encumbering the Premises or any portion thereof and to all advances thereunder, provided the Tenant and the Mortgagee shall have entered into a subordination, nondisturbance and attornment agreement in such form and containing such terms and conditions reasonably acceptable to Tenant, pursuant to which a Mortgagee agrees to recognize Tenant’s rights under this Lease and that Tenant shall not be disturbed in its possession of the Premises upon exercise of any rights under the Mortgage (including, but not limited to, foreclosure or conveyance by a deed in lieu of foreclosure), provided no Event of Default is then outstanding. In the event that the Mortgagee or any purchaser at a foreclosure sale or otherwise (a “Successor”) shall succeed to the interest of Landlord, then Tenant shall and does hereby agree to attorn to such Successor and to recognize such Successor as its Landlord. Landlord shall obtain and deliver to Tenant on the Commencement Date, as a condition to the effectiveness of the subordination of this Lease, a duly executed, acknowledged and recordable subordination, nondisturbance and attornment agreement from Landlord’s mortgagee in the form attached hereto as Exhibit E.

Notwithstanding the foregoing, a Mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant. Any such Mortgage to which this Lease shall be subordinate may contain such terms, provisions and conditions as the Mortgagee reasonably deems usual or customary.

8.3 Tenant Claims. If any act or omission by Landlord would give Tenant the right to sue for damages from Landlord or to claim any rights with respect to this Lease, Tenant will not sue for such damages or exercise any such rights until (i) it shall have given written notice of the act or omission to Landlord and to the Mortgagee, if the name and address of such holder(s) have been furnished to Tenant, and (ii) the period of time allowed under this Lease for Landlord to remedy the act or omission (plus an additional ten (10) Business Days with respect to Mortgagee’s cure rights) has elapsed following the giving of the notice, during which time Landlord and the Mortgagee, or either of them, their agents or employees, will be entitled, subject to Section 4.6, to enter upon the Premises and do therein whatever may be necessary to remedy the act or omission.

Article IX LIMITATIONS OF LANDLORD’S LIABILITY

9.1 Limitation. Landlord shall not be responsible or liable to Tenant for and Tenant hereby releases Landlord from, waives all claims against Landlord arising out of and assumes the risk of, any injury, loss or damage to any person or property in or about the Premises by or from any cause whatsoever, including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in or on the Premises; except, in any case, any such injury, loss or damage arising from the gross negligence or willful misconduct of Landlord or any Landlord Responsible Parties. Notwithstanding the foregoing, Landlord shall remain liable for compliance with its express obligations hereunder.

9.2 Sale of Property. It is agreed that Landlord may at any time sell, assign or transfer its interest in and to the Premises and sell, assign or transfer its interest as landlord in and to this Lease to the purchaser, assignee or transferee in connection with any such sale, assignment or transfer. In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease from and after the date of such assignment. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

9.3 No Personal Liability. In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Premises and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

9.4 Limitation on Damages. In no event shall Tenant have the right to seek or recover from Landlord any indirect or consequential damages on account of any claim or matter arising out of or relating to this Lease of the Premises, and Tenant hereby irrevocably waives any right which it might otherwise have to seek or receive any such indirect or consequential damages. In no event shall Landlord have the right to seek or recover from Tenant any indirect or consequential damages on account of any claim or matter arising out of or relating to this Lease of the Premises, and Landlord hereby irrevocably waives any right which it might otherwise have to seek or receive any such indirect or consequential damages.

Article X GENERAL PROVISIONS

10.1 Landlord’s Covenant of Quiet Enjoyment; Title. Landlord covenants that Tenant, upon paying the Base Rent and Additional Rent provided for hereunder and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the applicable Term as aforesaid, free from any party claiming by, under or through Landlord, subject, however, to all of the terms and provisions of this Lease.

10.2 No Partnership or Joint Venture. Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

10.3 Brokerage. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker in connection with this transaction other than Richards Barry Joyce & Partners, and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its covenant or representation and warranty in this Section 10.3.

10.4 Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) Business Days’ prior written notice from Landlord, execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and prudent purchasers containing such statements of fact as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date to which the Base Rent and other charges are paid in advance and the amounts then payable; (c) that there are not, to

Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed; and (d) that Tenant has taken possession of the Premises. Any such certificate may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

Landlord shall, at any time and from time to time, upon not less than ten (10) Business Days’ prior written notice from Tenant, execute and deliver to Tenant an estoppel certificate containing such statements of fact as Tenant may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date to which the Base Rent and other charges are paid in advance and the amounts then payable; and (c) that there are not, to Landlord’s knowledge, any uncured defaults or unfulfilled obligations on the part of Tenant, or specifying such defaults or unfulfilled obligations, if any are claimed. Any such certificate may be conclusively relied upon by any prospective assignee or any purchaser or encumbrancer of Tenant or its assets.

10.5 Prevailing Party. Landlord and Tenant each shall pay all reasonable costs and counsel and other fees incurred by the other party in connection with the successful enforcement by other party from time to time of any obligation under this Lease.

10.6 Notice. Except as otherwise expressly provided herein, all notices given under this Lease shall be in writing and shall be addressed to parties at the addresses indicated below:

Notices to Landlord shall be addressed to:

BTI 199-201 Riverneck, L.P.

c/o Prudential Real Estate Investors

Two Ravinia Drive, Suite 400

Atlanta, Georgia 30346

Attention: Director Asset Management

With a copy to:

Prudential Real Estate Investors

8 Campus Circle Drive, 4th Floor

Parsippany, New Jersey 07054-4493

Attention: Legal Department

Facsimile: (973) 683-1788

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6404

Attention: Robert F. Messerly, Esq.

Facsimile: (312) 876-7934

Notices to Tenant shall be addressed to:

Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, MA 01824

Attn: Craig Barrows, General Counsel

Facsimile: 978-967-3302

Any notice may be mailed, delivered by hand or messenger or transmitted by facsimile and shall be deemed to have been delivered if and when received by the addressee, except that any notice given by facsimile, if not given on a Business Day, shall not be deemed to have been delivered until the next Business Day. Any party may, by giving written notice to the other party, change the addresses to which notices shall be given to such party. A certified or registered mail receipt or receipt from a generally recognized commercial delivery service evidencing receipt by the addressee or refusal at the address of the addressee stated above or as changed pursuant to this Section shall be deemed conclusive evidence of receipt. Counsel designated for a party under this Lease may give notice on behalf of such party in the manner provided herein, and any such notice shall be effective as if given by the party.

10.7 Recording. Neither party shall record this Lease. Landlord and Tenant shall each execute and deliver the Notice of Lease in the form attached hereto as Exhibit F simultaneously with the execution of this Lease.

10.8 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

10.9 Gender. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

10.10 Bind and Inure. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

10.11 Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto with respect to Tenant’s leasehold estate hereunder and supersedes all prior agreements, negotiations and discussions between the parties hereto with respect thereto. Any representation, inducement or agreement with respect thereto that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

10.12 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.13 Headings. Headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

10.14 Not An Offer. The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

10.15 Time Is of the Essence. Time is of the essence of each provision of this Lease.

10.16 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

10.17 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises under this Lease.

10.18 Bankruptcy. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant, to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, will constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

10.19 Authority. Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with the bylaws and resolutions of said corporation, and that this Lease is binding upon said corporation. Landlord represents and warrants that each individual executing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of the entity, and that this Lease is binding on the entity. Each of Landlord and Tenant agrees to furnish to the other, contemporaneously upon the execution and delivery of this Lease, a corporate resolution, proof of authorization by partners or members or other appropriate documentation evidencing the due authorization of the individual executing this Lease to enter into this Lease on behalf of such party.

10.20 No Easement for Light, Air or View. Any elimination or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Buildings shall in no way affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

10.21 Obligations Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. The duties and obligations of Tenant shall run and extend not only to the benefit of Landlord, as named herein, but to the following, at the option of the following or any of them: (a) any person by, through or under which Landlord derives the right to lease the Premises; (b) the owner of the Premises; and (c) any Mortgagee or the holder of any rent assignment interests in the Premises, as their respective interests may appear; provided, however, nothing contained herein shall be construed to obligate Tenant to pay Rent to any person other than Landlord until such time as Tenant has been given written notice of either an exercise of a rent assignment or the succession of some other party to the interest of Landlord.

Article XI DEVELOPMENT PARCEL PROVISIONS

11.1 Right of First Offer.

11.1.1 Offer Notice. Subject to the terms and conditions contained herein, from and after the Commencement Date hereof until the expiration or earlier termination of this Lease, in the event that Landlord intends to develop the adjacent parcel of land commonly known as 191 Riverneck Road (the “Development Parcel”) for lease to commercial tenants, before Landlord enters into a letter of intent for or a lease of any such new space, Landlord will first offer such space to Tenant for lease for the Permitted Uses hereunder by written notice to Tenant (the “Offer Notice”) specifying the basic business and financial terms of the proposed lease as set forth in Subsection 11.1.2 below. As used herein “Available Space” shall mean and refer to space in the building to be constructed on the Development Parcel.

11.1.2 Offered Business Terms. The Offer Notice shall specify the proposed business and financial terms for a lease of the Available Space (“Offered Business Terms”) which shall include the location and rentable area of the Available Space, the base rent for the

Available Space (which shall be equal to the fair market rental value for the Available Space as of the proposed commencement date of the lease of such Available Space) and any additional rent, the initial term (which shall be coterminous with the remaining Term of this Lease), and any extension or renewal options, the amount of tenant improvement and other allowances (if any), and the other material terms and conditions on which Landlord is prepared to lease the Available Space. Tenant will notify Landlord, within thirty (30) days after receipt of the first Offer Notice given to Tenant pursuant to this Section 11.1 that (i) Tenant accepts the offer to lease the Available Space on the Offered Business Terms, or (ii) Tenant accepts the offer to lease the Available Space, but rejects Landlord’s estimate of the fair market rental value for the Available Space, or (iii) Tenant rejects the offer to lease the Available Space (the failure by Tenant to timely respond being deemed Tenant’s rejection of Landlord’s offer). In the event that the Offer Notice includes the entire rentable area of the building on the Development Parcel, Tenant’s acceptance shall specify the amount of square feet which it desires to lease, which shall be contiguous space and not less than one full floor. If Tenant accepts the offer to lease the Available Space but rejects Landlord’s estimate of the fair market rental value for the Available Space, the parties shall negotiate in good faith to resolve such disagreement within thirty (30) days after the date of Tenant’s notice, failing which, such disagreement shall be resolved pursuant to the provisions of Section 2.3(b) of this Lease. If Tenant accepts the offer to lease the Available Space, then in confirmation thereof, Landlord and Tenant shall enter into a new lease on the Offered Business Terms, the agreed upon rental amounts and otherwise on such other terms and conditions as are substantially equivalent to those set forth in this Lease or are acceptable to the parties. In the event that the Tenant rejects such offer to lease Available Space, then Landlord shall thereafter be entitled to enter into a lease for the Available Space and Landlord shall be under no obligation to offer the same Available Space on the Development Parcel to Tenant.

11.1.3 Conditions. Notwithstanding any contrary provision contained herein, Landlord’s obligation to offer any Available Space is conditioned upon (i) this Lease being then in full force and effect, (ii) no Event of Default having occurred under this Lease that is then continuing at the time of exercise and (iii) Tenant shall not have subleased or assigned more than fifty percent (50%) of the Rentable Area of the Premises other than pursuant to an assignment or sublease permitted in accordance with Subsection 4.10.2 (any of which conditions shall be deemed waived by Landlord unless Landlord shall give Tenant written notice thereof within thirty (30) days after Tenant’s exercise).

11.1.4 Transferee Bound. Landlord hereby agrees that in the event that it intends to sell, assign, lease, convey or otherwise transfer all or any portion of the Development Parcel, such conveyance shall be made subject to and conditioned upon such successor agreeing with Tenant, in form reasonably acceptable to Tenant, to be bound by and recognize Tenant’s rights under this Section 11.1.

11.2 Development Parcel Restrictions. Landlord agrees that during the Term of this Lease, Landlord shall not develop or permit the development or use of the Development Parcel for any use other than commercial general office and/or research and development use. Landlord further agrees Landlord shall not develop or permit the development or use of the Development

Parcel in any manner that would (a) reduce the parking spaces available on the Premises, (b) adversely affect Tenant’s access to or use of the Premises, or (c) increase Tenant’s costs and expenses under this Lease, including, without limitation, the Landlord’s Operating Costs or Taxes.

Article XII DEPOSIT

Tenant has upon execution of this Lease deposited with Landlord a Letter of Credit (hereinafter defined) in the amount set forth in Section 1.1 (the “Deposit”), which Letter of Credit may be drawn upon in whole or in part and applied by Landlord for the purpose of curing any Event of Default by Tenant under this Lease that remains outstanding. If any portion of the Deposit is applied to cure an Event of Default by Tenant, Tenant shall, within five (5) Business Days after written demand therefor, either deposit funds with Landlord equal to the amount applied (in which case such funds shall be held by Landlord hereunder as part of the Deposit) or reinstate the Letter of Credit in an amount sufficient to restore the Deposit to its original amount, and Tenant’s failure to do so shall be a breach of this Lease. The unapplied balance of the Deposit, including the Letter of Credit with its remaining unapplied balance, shall be returned to Tenant within thirty (30) days after the expiration of the Term or sooner termination hereof, and after Tenant has vacated and delivered the Premises as required hereunder. Landlord may retain for sixty (60) days following the expiration of the Term or sooner termination of this Lease an amount reasonably calculated to be sufficient to pay any final amount of Taxes or Operating Expenses for the year in which the Term ends. The Deposit is not an advance payment of Rent or an account of Rent, or any part or settlement thereof, or a measure of Landlord’s damages. The use or application of the Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Legal Requirements and shall not be construed as liquidated damages. In the event Landlord transfers all or any part of its interest in the Buildings or this Lease, Landlord shall transfer the Deposit to the transferee. Upon such transfer, Landlord shall thereby be released by Tenant from all liability or obligation for the return of the Deposit. The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional letter of credit, in the amount of the Deposit (or such lesser amount if part of the Deposit is cash) (i) issued by and drawn on a bank reasonably approved by Landlord (Landlord hereby approving Silicon Valley Bank) and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) in form and substance reasonably acceptable to Landlord and meeting the other requirements specified herein, (iii) permitting one or more draws thereunder to be made upon presentation, in one or more locations that include one or the other of New York, New York or Boston, Massachusetts, accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permitting transfers at any time without charge, and (v) providing that any notices to Landlord be sent to the notice address specified for Landlord in this Lease or such other address as designated by Landlord from time to time. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Article, and Tenant’s failure to provide the same within thirty (30) days following

Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit and hold the proceeds as the Deposit under this Lease. The Letter of Credit shall be for a term of one (1) year and shall provide for automatic one (1) year renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as the Deposit subject to the terms of this Article XII. Landlord shall also be entitled to draw upon the Letter of Credit, and to hold the proceeds of such drawing as the Deposit subject to the terms of this Article XII, in the event that after such time as Landlord shall have rightfully given Tenant two (2) notices of default during a consecutive 12-month period due to Tenant’s failure to make payments of Rent when due, Tenant shall again fail to pay any Rent when due within the same consecutive 12-month period. As a courtesy to Tenant, Landlord agrees to furnish contemporaneous notice to Tenant of any drawing on the Letter of Credit; provided that the failure to furnish such notice shall not give rise to any rights or remedies exercisable by Tenant.

[signatures on next page]

EXECUTED under seal as of the date first above written.

LANDLORD:

BTI 199-201 RIVERNECK, L.P., a Delaware limited partnership

By:	199-201 Riverneck LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory M. Killeen
	Name:	Gregory Killeen
	Title:	Vice President

	By:	/s/ Valerie Tomlinson
	Name:	Valerie Tomlinson
	Title:	Vice President

[Signatures continue on following page]

S-1

TENANT:

MERCURY COMPUTER SYSTEMS INC.

By:	/s/ Robert E. Hult
Name: Robert E. Hult
Title: Senior Vice President, Chief Financial Officer and Treasurer

S-2

GLOSSARY

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“ADA” is defined in Section 4.11.2.

“Additional Rent” is defined in Section 3.1.

“Affiliate Sublease” is defined in Section 4.10.2.

“Alterations” is defined in Section 4.11.

“Assignment” is defined in Section 4.10.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 3.

“Building Systems” shall mean the mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, life-safety and related communications apparatus, lighting and other utility and service systems of the Buildings and all components thereof, as the same shall exist from time to time, and all alterations, renewals and replacements thereof, additions thereto and substitutions therefor.

“Buildings” is defined in Article 1.

“Business Days” means Monday through Friday, excluding Saturdays, Sundays and federal or state legal holidays.

“Casualty” is defined in Section 5.1.

“CERCLA” is defined in Subsection 4.3.1.

“Commencement Date” means the date specified in Article 1.

“Default Rate” is defined in Section 3.2.

“Environmental Laws” is defined in Section 4.3.

“Event of Default” is defined in Section 6.1.

“Hazardous Materials” is defined in Section 4.3.

“Indemnified Party” is defined in Section 4.5.

Glossary-1

“Land” is defined in Article 1.

“Landlord” is defined in Article 1.

“Landlord Responsible Parties” is defined in Section 4.5.

“Legal Requirements” means applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals, and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Buildings or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted.

“Lien” means any lien, mortgage, deed of trust, encumbrance, chattel mortgage, security agreement, or order for the payment of money filed against the Premises.

“Mortgage” is defined in Section 8.1.

“Mortgagee” is defined in Section 8.1.

“Obligated Party” is defined in Section 4.5.

“Permitted Uses” is defined in Section 4.1.

“Premises” is defined in Article 1.

“RCRA” is defined in Subsection 4.3.1.

“Remedial Work Plan” is defined in Subsection 4.3.3.

“Rent” is defined in Article 3.

“Sublease” is defined in Section 4.10.

“Successor” is defined in Section 8.2.

“Successor Entity” is defined in Section 4.10.

“Tax Parcel” is defined in Subsection 3.3.1.

“Tax Year” is defined in Subsection 3.3.1.

“Taxes” is defined in Subsection 3.3.1.

“Tenant” is defined in Article 1.

Glossary-2

“Tenant Responsible Parties” is defined in Section 4.5.

“Tenant’s Release” is defined in Subsection 4.3.3.

“Term” is defined in Article 1.

“Untenantable” means that, in the reasonable judgment of Tenant, Tenant shall be unable to occupy, and shall not be occupying, the Premises or the applicable portion thereof for the ordinary conduct of Tenant’s business.

Glossary-3